SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  November 20, 2006

Advanstar Communications Inc.
(Exact name of registrant as specified in its charter)

New York	333-57201	59-2757389
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

641 Lexington Avenue, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 951-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On November 20, 2006, Advanstar Communications Inc.’s (“ACI”) ultimate parent, Advanstar Holdings Corp. (“AHC”) granted Mr. Joseph Loggia, Chief Executive Officer, an option to purchase 400,000 shares of the common stock of AHC at an exercise price of $10.00 per share pursuant to the 2000 Management Incentive Plan of AHC. The options were granted at an exercise price of not less than the fair value of AHC common stock.

The options will vest as follows: 200,000 options will vest on December 31, 2006 and the remaining 200,000 options will vest on December 31, 2007; provided, however, that all such options will automatically and immediately vest if (i) ACI’s parent, Advanstar, Inc. (“Advanstar”) terminates Mr. Loggia’s employment without Cause, as defined in the Amended and Restated Employment Agreement dated as of April 1, 2005 (the “Agreement”) between Mr. Loggia and Advanstar, (ii) Mr. Loggia terminates his employment for Good Reason (as defined in the Agreement) or (iii) a Change in Control (as defined in the Agreement), occurs.

Once vested, the options will remain vested and exercisable until their expiration on the earlier of (i) November 20, 2016 and (ii) the third anniversary of the date on which Mr. Loggia’s employment with Advanstar terminated; provided, however, that upon a Change in Control (as defined in the Agreement), the options may be cancelled in consideration of a cash payment of the amount of the intrinsic value thereof, if any.

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanstar Communications Inc.

Date: November 27, 2006	By:	/s/ TED S. ALPERT
Name: Theodore S. Alpert
Title:Vice President - Finance,
Chief Financial Officer